Cinnamon Jang Willoughby & Company
Chartered Accountants
A Partnership of Incorporated Professionals
Consent of Independent Registered Public Accounting Firm
We have issued our report dated January 26, 2005 accompanying the financial statements for the period ended from the date of inception (January 19, 2005) to March 31, 2005 of Georgia International Mining Corporation included in the Registration Statement Form SB-2. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on September 12, 2005.
"Cinnamon Jang Willoughby & Company"
Chartered Accountants
Burnaby, BC September 1, 2005

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada
V5H 4N2. Telephone: +1 604 435 4317 Fax: +1 604 435 4319.
HLB Cinnamon Jang Willoughby & Company is a member of
HLB International. A world-wide organziation of accounting firms and business advisors.